Exhibit 5.1

August 30, 2024

Galmed Pharmaceuticals Ltd.

c/o Meitar Law Offices Abba Hillel Silver Rd.

Ramat Gan 5250608 Israel

Re: Galmed Pharmaceuticals Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to Galmed Pharmaceuticals Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the filing by the Company of a registration statement on Form F-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by the selling shareholder identified in the Registration Statement (the “Selling Shareholder”) of up to 416,667 ordinary shares, par value NIS 1.80 per share (the “Ordinary Shares”), consisting of : (i) 385,101 Ordinary Shares, which may be issued from time to time by the Company to the Selling Shareholder pursuant to a Standby Equity Purchase Agreement (the “Advance Shares” and the “SEPA”, respectively) with the Selling Shareholder, dated August 30, 2024, (ii) 7,892 Ordinary Shares issued to the Selling Shareholder, as consideration for Selling Shareholder’s irrevocable commitment to purchase our Ordinary Shares under the SEPA (the “Initial Commitment Fee Shares”), as further described in the Registration Statement, and (iii) 23,674 Ordinary Shares to be issued to the Selling Shareholder, as consideration for Selling Shareholder’s irrevocable commitment to purchase our Ordinary Shares under the SEPA (the “Subsequent Commitment Fee Shares” and together with the Initial Commitment Fee Shares, the “Commitment Fee Shares”), as further described in the Registration Statement.

In connection herewith, we have examined the originals, photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement to which this opinion is attached as an exhibit; (ii) the articles of association of the Company, as currently in effect (the “Articles”); (iii) resolutions of the board of directors (the “Board”) of the Company which have heretofore been approved and relate to the Company’s issuance of the Commitment Fee Shares and potential issuance and sale of the Advance Shares, filing of the Registration Statement and other actions to be taken in connection with such issuance and sale; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified copies or confirmed as photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed the truth of all facts communicated to us by the Company and that all minutes of meetings of the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws.

We have further assumed that at the time of issuance and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Ordinary Shares that the Company is authorized to issue shall have been increased in accordance with the Company’s Articles such that a sufficient number of Ordinary Shares are authorized and available for issuance under the Articles.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Advance Shares have been duly authorized and, assuming that prior to the issuance of any Advance Shares under the SEPA, the price, number of Advance Shares and certain other terms of issuance with respect to any specific advance notice delivered under the SEPA will be authorized and approved by the Board or a pricing committee of the Board in accordance with Israeli Law, all corporate proceedings necessary for the authorization, issuance and delivery of the Advance Shares shall have been taken and, upon issuance pursuant to the terms of the SEPA and in accordance with resolutions of the Board related to the offering of the Advance Shares, the Advance Shares will be validly issued, fully paid and non-assessable, (ii) the Initial Commitment Fee Shares, as described in the Registration Statement, are duly and validly issued, fully paid and non-assessable and (iii) the Subsequent Commitment Fee Shares, as described in the Registration Statement, have been duly authorized, and when issued pursuant to the terms of the SEPA, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar | Law Offices
Meitar | Law Offices